Exhibit 2.1

CONTRIBUTION AGREEMENT

dated as of

April 7, 2006

by and among

THE CENTER FOR WOUND HEALING, INC,

and

DR. JOHN V. CAPOTORTO, DR. PHILLIP FORMAN, AND THE ELISE TRUST

and the

RELATED ENTERPRISES (AS DEFINED HEREIN)

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT dated as of April 7, 2006 (this “Agreement”), by and among The Center for Wound Healing, Inc., a Nevada corporation (the “Company”) and Dr. John V. Capotorto, Dr. Phillip Forman, and The Elise Trust (collectively referred to as the “Members”) and the Related Entities (as defined herein).

WHEREAS, the Company and the Members have determined that a business combination between the related entities of the Members listed on Attachment A, (the “Related Entities”) and the Company, to be effected by a contribution described in Section 1.1 herein (the “Exchange”) by the Members of all of their respective membership interests (the “Interests”) in the Related Entities to the Company in exchange for consideration (as further described in Section 1.1 below,), upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective companies, members and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, the Company (i) has determined that the Exchange is fair to, and in the best interests of, the Company and its shareholders and (ii) has approved and declared the advisability of entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE EXCHANGE

Section 1.1 Exchange. Exchange Consideration. At the effective time of the Closing (the “Effective Time”), automatically and without any action on the part of any party, or other person:

(i) Outstanding Company Membership Interests. Subject to the terms and conditions set forth in this Agreement, all Interests of the Related Entities that are outstanding and owned by the Members, immediately prior to the Effective Time shall be converted and transferred to the Company in return for the consideration as set forth on Schedule 1.1 hereto (hereinafter, the “Exchange Consideration”).

(ii) Rights as Members. At the Effective Time, the Members shall have no rights as Members of the Related Entities or otherwise with respect to their ownership therein other than the right to receive their allocated share of the Exchange Consideration provided for in this Article 1.

(iii) Exchange. The Interests held by the Members shall be delivered to the Company, and such Interests shall be transferred and assigned to the Company. Promptly following the Effective Time, the Company shall issue the Exchange Consideration to the Members.

(iv) Directors and Officers, Upon closing, John Capotorto shall be appointed as a Director of the Company and              of the Company of the Company and Phillip Forman shall be appointed              of the Company.

Section 1.2 Exchange Procedures.

(i) At or prior to the Closing, the Members shall deliver their Interests, which will be contributed to the Company in exchange for Exchange Consideration.

(ii) Exchange of Certificates. After the Effective Time, the Members shall be required to surrender all their rights, title and interest in and to the Interests to the Company, and the Members shall be entitled upon such surrender to receive in exchange therefor the Exchange Consideration.

(iii) Full Satisfaction of Rights. The Exchange Consideration for which the Interests shall have been exchanged pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Interests.

(iv) Exchange of Certificates. All records evidencing ownership of Interests converted into Exchange Consideration pursuant to this Article 1 shall be furnished to the Company.

Section 1.3 Membership Approval. The Members are the holders of at least majority percentage of the Related Entities. The Members have properly consented to the approval and adoption of this Agreement.

Section 1.4 Closing. The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall take place on April 7, 2006, which shall be the date of satisfaction (or waiver in accordance with this Agreement) of all of the conditions set forth herein.

Section 1.5 Further Actions. If, at any time after the Effective Time, the Company or the Members considers or are advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the others, its right, title or interest in, to or under any of the rights, properties, or assets of the others,, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of each other will be authorized to execute and deliver, in the name and on behalf of each of the Corporation and the Members, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Corporation and the Members, all such other actions and things as the Company or the Members may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Company or the Exchange Consideration or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Related Entities represent and warrant to the Company that:

Section 2.1 Existence and Power. The Related Entities are limited liability companies duly formed, validly existing and, except for New York Hyperbaric and Wound Case Centers, LLC (DE, Lowell Hyperbaric LLC, Muhlenberg Hyperbaric, LLC, Hyperbaric, LLC, Trenton Hyperbaric, LLC, South Nassau LLC, and Scranton Hyperbaric, LLC are in good standing under the laws of its jurisdiction of formation and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on it. The Related Entities are duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Related Entities. Each Related Entity has heretofore delivered to the Company true and complete copies of the Certificate of Formation and Operating Agreement of such Related Entity as currently in effect. “‘Material Adverse Effect’ with respect to a Related Entity shall mean a material adverse effect with respect to the business, assets and liabilities (taken together), results of operations, conditions (financial or otherwise) or prospects of a Related Entity on a consolidated basis.

Section 2.2 Authorization. The execution, delivery and performance by the Related Entities of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within each Related Entity’s limited liability company powers and have been duly authorized by all necessary action. Except as set forth elsewhere in this Agreement, the affirmative vote of the holders of more than 50% of the outstanding membership interests of each Related Entity is the only action of each Related Entity necessary in connection with its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Exchange. This Agreement has been duly and validly executed and delivered by the Members and is a legal, valid and binding obligation of the Members and each Related Entity enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Each Related Entity’s Board of Managers, has (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are fair to and in the best interests of the Member’s, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Exchange.

Section 2.3 Governmental Authorization. The execution and delivery of this Agreement and the performance by each Related Entity of its obligations under this Agreement relating to the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) state corporate and securities laws or regulations of various states or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on each Related Entity, or materially impair the ability of each Related Entity to consummate the Exchange and the transactions contemplated by this Agreement.

Section 2.4 Non-contravention. The execution and delivery by the Members of this Agreement and the consummation by the Members of the transactions contemplated hereby and performance of its obligations under this Agreement do not (i) violate each Related Entity’s Certificates of Formation or Operating Agreement or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree.

Section 2.5 Capitalization.

(a) As of the date of this Agreement, the Interests of the Members in each Related Entity are listed in Schedule 2,5 herein. The membership interests in each Related Entity have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. Except as set forth herein, as of the date hereof there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating each Related Entity to issue any interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for any interests in each Related Entity.

(b) Except as set forth in the Employment Agreement of David Wolz There are no outstanding obligations, contingent or otherwise, of each Related Entity to redeem, purchase or otherwise acquire any interests or other securities of each Related Entity, except as provided by the Operating Agreements of the Related Entities.

(c) Each Related Entity is not in material violation of and has not violated any federal or state securities laws in connection with any transaction relating to each Related Entity, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any interest of each Related Entity.

Section 2.6 Compliance with Laws and Court Orders. Each Related Entity holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business (the “Related Entity Permits”), except where the failure so to hold would not have a Material Adverse Effect on each Related Entity . Each Related Entity is in compliance with the terms of the Related Entity Permits, except where the failure so to comply would not have a Material Adverse Effect on each Related Entity . Each Related Entity is and has been in compliance with, and to the best knowledge of the Members, is not under investigation with respect to and has not been threatened in writing to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on such Related Entity .

Section 2.7 Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Members threatened against or affecting, each Related Entity or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

Section 2.8 Material Changes. Since the date of the latest financial statements, as of the end of the last quarter, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the Related Entities on a consolidated basis , (ii) each Related Entity has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in each Related Entity ‘s financial statements pursuant to with (“GAAP”), (iii) each Related Entity has not altered its method of accounting, and (iv) each Related Entity has not declared or made any dividend or distribution of cash or other property to its members.

Section 2.9 Labor Relations. No material labor dispute exists or, to the knowledge of each Related Entity , is imminent with respect to any of the employees of such Related Entity , which could reasonably be expected to result in a Material Adverse Effect. None of each Related Entity’s employees is a member of a union that relates to such employee’s relationship with such Related Entity, and such Related Entity is not a party to a collective bargaining agreement, and such Related Entity believes that their relationships with their employees are good. No executive officer of each Related Entity, to the knowledge of the Members, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject such Related Entity to any liability with respect to any of the foregoing matters. Each Related Entity is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.10 Regulatory Permits. Each Related Entity possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and none of the Related Entities has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

Section 2.11 Title to Assets. Except for UCC filings existing on the date hereof., each Related Entity has good and marketable title in fee simple to all real property owned by them that is material to the business of such Related Entity and except for all leased equipment which a consent has not been obtained, good and marketable title in all personal property owned by them that is material to the business of each Related Entity, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by such Related Entity and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by such Related Entity are held by them under valid, subsisting and enforceable leases with which such Related Entity are in compliance.

Section 2.12 Patents and Trademarks. Each Related Entity has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). No Related Entity has received a notice (written or otherwise) that the Intellectual Property Rights used by such Related Entity violates or infringes upon the rights of any Person. To the knowledge of the Members, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Each Related Entity has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

Section 2.13 Insurance. Each Related Entity is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business for each Related Entity. Each Related Entity has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 2.14 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, each Related Entity has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and each Related Entity has no knowledge of a tax deficiency which has been asserted or threatened against each Related Entity.

Section 2.15 Employees. Each Related Entity has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Member’s knowledge, threatened with respect to each Related Entity. To the Member’s knowledge, no employee of any Related Entity, nor any consultant with whom each Related Entity has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, such Related Entity because of the nature of the business to be conducted by such Related Entity; and to the Member’s knowledge the continued employment by each Related Entity of its present employees, and the performance of each Related Entity’s contracts with its independent contractors, will not result in any such violation. Each Related Entity has not received any notice alleging that any such violation has occurred. No employee of any Related Entity has been granted the right to continued employment by such Related Entity to any material compensation following termination of employment with such Related Entity. Each Related Entity is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with such Related Entity nor does such Related Entity have a present intention to terminate the employment of any officer, key employee or group of employees.

Section 2.16 Environmental and Safety Laws.

(i) Each Related Entity is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Related Entity has any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened written order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which such Related Entity has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by such Related Entity, or any other Person for whose conduct it are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(ii) There are no pending or, to the knowledge of the Members, threatened written claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which each Related Entity has or had an interest.

(iii) Each Related Entity has no knowledge of any basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which such Related Entity had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by such Related Entity, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(iv) Neither each Related Entity, nor any other Person for whose conduct they are or may be held responsible, had any environmental, health, and safety liabilities with respect to the facilities or, to the knowledge of the Members or each Related Entity, with respect to any other properties and assets (whether real, personal, or mixed) in which such Related Entity has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

(v) There are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither each Related Entity, nor any other Person for whose conduct they are or may be held responsible, or to the knowledge of such Related Entity, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which such Related Entity has or had an interest except in full compliance with all applicable Environmental Laws.

(vi) There has been no release or, to the knowledge of the Members , threat of release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which each Related Entity has or had an interest, or to the knowledge of the Members any geologically or hydrologically adjoining property by such Related Entity.

(vii) For the purpose of this Section, “Hazardous Material” shall mean (i) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable federal, local or stated and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of the hazardous wastes, or other activities involving hazardous substances, including building materials or (b) petroleum products or nuclear materials.

(viii) For the purpose of this Section, “Environmental Law” shall have the following meaning:

•	advising appropriate authorities, employees, and the public intended or actual releases of pollutants or hazardous substances or material, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

•	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

•	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of waste that are generated;

•	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

•	protecting resources, species or ecological amenities;

•	reducing to acceptable levels the risk inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

•	cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

•	making responsible parties pay private parties, or groups of them, for damages done to their health or to the environment, or permitting self appointed representatives of the public interest to recover for injuries done to public assets.

Section 2.17 Accounts Receivable. All accounts receivable of each Related Entity that are reflected on such Related Entity’s balance sheet or interim balance sheet or on the accounting records of such Related Entity (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and net of the respective reserves shown on the balance sheet or interim balance sheet or on the accounting records of such Related Entity as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the interim balance sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

Section 2.18 Inventory. All inventory of each Related Entity, whether or not reflected in the balance sheet or interim balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the balance sheet or interim balance sheet or on the accounting records of such Related Entity as of the Closing, as the case may be. All inventories not written off have been priced at the lower of cost or market on the last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of such Related Entity.

Section 2.19 Own Account. Each Member understands that the shares of Company common stock issued as part of the Exchange Consideration hereunder (the “Securities”) are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

Section 2.20 Purchaser Status. At the time such Member was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

Section 2.21 Experience of Such Member. Such Member, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

Section 2.22 General Solicitation. Such Member is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 2.23 Reliance. Such Member understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Member’s compliance with, the representations, warranties and covenants of such Member set forth herein in order to determine the availability of such exemptions and the eligibility of such Member to acquire the Securities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Members that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated and in good standing under the laws of the State of Nevada. The Company has all powers and governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. At the Closing, the Company will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. “‘Material Adverse Effect’ with respect to the Company shall mean a material adverse effect with respect to the business, assets and liabilities (taken together), results of operations, conditions (financial or otherwise) or prospects of the Company on a consolidated basis.

Section 3.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the powers of the Company, and will, when executed by all the Shareholders, have been duly authorized by all necessary action. This Agreement, assuming the due authorization, execution and delivery thereof by the Company, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement relating to the Exchange, the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act, or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Exchange and the transactions contemplated by this Agreement.

Section 3.4 Non-contravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate the Company’s Certificate of Incorporation, (ii) assuming compliance with the matters referred to in Section 7.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company, is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of capital stock. The shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied.

(b) There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company.

(c) The Company is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to the Company and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of the Company.

Section 3.6 Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to the Company pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

Section 3.7 SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

INDEMNIFICATION

Section 4.1 Indemnification by the Company.

The Company shall indemnify, defend and hold harmless the Members, or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, member or partner of the Members, or affiliate thereof or an employee of the Members, or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “LLC Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Company or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of the Company or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “LLC Indemnified Liabilities”). Any LLC Indemnified Party wishing to claim indemnification under this Section 4.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, but the failure so to notify shall not relieve the Company from any liability that it may have under this Section 4.1, except to the extent that such failure would materially prejudice the Company. LLC Indemnified Parties shall permit the Company (at the expense of the Company) to assume the defense of any LLC Indemnified Liabilities.

Section 4.2 Indemnification by the Members.

The Members shall indemnify, defend and hold harmless each of the Company, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of the Company, any subsidiary or affiliate thereof or an employee of the Company, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Members or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of any Member or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “Company Indemnified Liabilities”). Any Company Indemnified Party wishing to claim indemnification under this Section 4.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Members, but the failure so to notify shall not relieve the Members from any liability that they may have under this Section 4.2, except to the extent that such failure would materially prejudice the right of the Members.

Section 4.3 Survival of Indemnification

All rights to indemnification under this Article 7 shall survive the consummation of the Exchange and the termination of this Agreement. The provisions of this Article 7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, each LLC Indemnified Party, and his or her heirs and representatives.

ARTICLE 5

COVENANTS OF THE PARTIES

The parties hereto agree that:

Section 5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.2 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and each Related Entity shall promptly use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) taking or causing to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions of Obligations of the Company. The obligations of the Company to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Performance of Obligations of the Corporation. The Members will provide a legal opinion from the counsel of the Members opining to such items deemed necessary by Company’s counsel.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing.

Section 7.2 Amendments; No Waivers.

(a) Any provision of this Agreement with respect to transactions other than the Exchange contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Members; or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.3 Fees and Expenses. Except for all transfer taxes which shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

Section 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 7.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

Section 7.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. The Company or the Members make no representations or warranties, except as set forth in this Agreement.

Section 7.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officer, all as of the day and year first above written.

THE CENTER FOR WOUND HEALING, INC.

By:
Name:	John DeNobile
Title:	Director

MEMBERS:
Dr. Philip Forman

Dr. John Capotorto

THE ELISE TRUST

By:
Name:
Title:

Elise King LLC

By:

Its:

New York Hyperbaric (Del)

By:

Its:

South Naussau LLC

By:

Its:

Lowell Hyperbaric LLC

By:

Its:

Muhlenberg Hyperbaric LLC

By:

Its:

Trenton Hyperbaric LLC

By:

Its:

Newark BI Hyperbaric LLC

By:

Its:

Maimonidies Hyperbaric LLC

By:

Its:

Scranton Hyperbaric LLC

By:

Its:

Forest Hills Hyperbaric LLC

By:

Its:

South N Hyperbaric LLC

By:

Its:

New York Hyperbaric and Wound Care Centers LLC

By:

Its:

Schedule 1.1

Exchange Consideration

1.	Cash Payment:

An aggregate of Two Million Dollars ($2,000,000.00), paid by certified checks, cashiers checks or by wire at the discretion of the Company, distributed as follows:

Dr. John V. Capotorto

Six Hundred and Sixty Six Thousand, Six Hundred and Sixty Dollars ($666,666.00).

Dr. Phillip Forman

Six Hundred and Sixty Six Thousand, Six Hundred and Sixty Dollars ($666,666.00).

The Elise Trust

Six Hundred and Sixty Six Thousand, Six Hundred and Seven Dollars ($666,667.00).

2.	Shares of Common Stock of the Company to be Issued:

Dr. John V. Capotorto

An aggregate of Two Million, Three Hundred and Seventy Five Thousand, Eight Hundred and Forty Eight (2,375,848).

One Million, Five Hundred and Ninety Eight Thousand, and Seventy Shares (1,598,070) to be issued at Closing.

Seven Hundred and Seventy Seven Thousand, Seven Hundred and Seventy Eight Shares (777,778) to be issued and released pro rata to the percentage of the $5,500,000 in Debentures (sold by the Company in April 7, 2006 to certain investors) redeemed within the previous quarter.

Dr. Phillip Forman

An aggregate of Two million, Three Hundred and Seventy Five Thousand, Eight Hundred and Forty Eight (2,375,848).

One Million, Five Hundred and Ninety Eight Thousand, and Seventy Shares (1,598,070) to be issued at Closing.

Seven Hundred and Seventy Seven Thousand, Seven Hundred and Seventy Eight Shares (777,778) to be issued and released pro rata to the percentage of the $5,500,000 in Debentures (sold by the Company in April 7, 2006 to certain investors) redeemed within the previous quarter.

The Elise Trust

An aggregate of Two million, Three Hundred and Seventy Five Thousand, Eight Hundred and Forty Seven (2,375,847).

One Million, Five Hundred and Ninety Eight Thousand, and Seventy Shares (1,598,070) to be issued at Closing.

Seven Hundred and Seventy Seven Thousand, Seven Hundred and Seventy Eight Shares (777,777) to be issued and released pro rata to the percentage of the $5,500,000 in Debentures (sold by the Company in April 7, 2006 to certain investors) redeemed within the previous quarter.

Attachment A

Entity	Member Interests Held collectively by the Members
Elise King LLC	100.00%
New York Hyperbaric (Del)	88.75%
South Naussau LLC	85.63%
Lowell Hyperbaric LLC	75.00%
Muhlenberg Hyperbaric LLC	72.00%
Trenton Hyperbaric LLC	76.00%
Newark BI Hyperbaric LLC	75.00%
Maimonidies Hyperbaric LLC	83.00%
Scranton Hyperbaric LLC	91.00%
Forest Hills Hyperbaric LLC	70.00%
South N Hyperbaric LLC	80.00%
New York Hyperbaric and Wound Care Centers LLC	100%